UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2020 (June 18, 2020)

VALERO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13175	74-1828067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	VLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2020, the Board of Directors of Valero Energy Corporation (the “Company”) appointed Jason Fraser, who has served as the Company’s Executive Vice President and General Counsel since January 2019, as Executive Vice President and Chief Financial Officer of the Company, effective as of July 15, 2020. Mr. Fraser will succeed Donna Titzman, who will remain as Executive Vice President and Chief Financial Officer until such time, and will continue with the Company for a transitional period thereafter. Mr. Fraser will be the Principal Financial Officer and Principal Accounting Officer of the Company, effective as of the time of his appointment as Chief Financial Officer.

Mr. Fraser, age 52, has significant leadership experience at the Company, having served as the Company’s General Counsel since January 1, 2019. He previously served, from May 2018 through December 2018, as a Senior Vice President with oversight of the Company’s Public Policy, Strategic Planning, Governmental Affairs, Investor Relations and External Communications functions. From November 2016 to May 2018, Mr. Fraser served as Vice President, Public Policy & Strategic Planning, and from May 2015 to November 2016, he served in London as Vice President, Europe, overseeing the Company’s European commercial businesses. From January 2013 to May 2015, Mr. Fraser previously served in the Company’s San Antonio headquarters as Senior Vice President and Deputy General Counsel of Valero Services, Inc. and previously held various other leadership roles with the Company, including Senior Vice President, Specialty Products of Valero Marketing and Supply Company. He began his career with the Company in 1999. Mr. Fraser earned his Bachelor of Business Administration degree from the Business Honors Program at the University of Texas at Austin, and his Juris Doctor from Harvard Law School. Prior to attending the University of Texas, Mr. Fraser served in the U.S. Army from 1986-1990.

In connection with Mr. Fraser’s appointment as Chief Financial Officer, Mr. Fraser’s annual base salary will be increased to $750,000, his target long-term incentive percentage will be increased to 375% and he will be granted a one-time promotional restricted stock award with a grant date fair value of $181,250 vesting in three equal annual installments from the date of the grant, in each case effective as of July 15, 2020.

In connection with Ms. Titzman’s scheduled cessation of service as an officer of the Company, Ms. Titzman has entered into a letter agreement with the Company (the “Titzman Letter Agreement”) providing for her continued service as Chief Financial Officer until July 15, 2020 (or the earlier termination of her employment by Ms. Titzman or the Company) and cooperation with the transition of the role to Mr. Fraser through such date and during a limited period thereafter. In consideration for Ms. Titzman’s continued service and cooperation, upon the cessation of her service with the Company in all capacities, Ms. Titzman will receive a lump sum cash payment equal to $5,087,320, subject to her entering into a separation agreement and release (in the form attached to the Titzman Letter Agreement), which includes customary covenant and release provisions. Until her separation from the Company, Ms. Titzman will continue to be eligible to receive compensation and benefits on the same basis as provided prior to the date of the Titzman Letter Agreement. The foregoing summary is qualified in its entirety by reference to the Titzman Letter Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On June 19, 2020, the Company issued a press release relating to the matters described above in Item 5.02. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

10.1	Letter Agreement, dated June 18, 2020, between Valero Energy Corporation and Donna Titzman

99.1	Press Release, dated June 19, 2020

104	The cover page from the Company’s Current Report on Form 8-K, formatted in Inline XBRL

Safe-Harbor Statement

Statements contained in this communication that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” “target,” “will,” “plans,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of the Company’s control, including but not limited to the impacts of COVID-19. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission and available on the Company’s website at www.valero.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO ENERGY CORPORATION

Date: June 22, 2020	by:	/s/ Jason Fraser
Jason Fraser
Executive Vice President and General Counsel